Exhibit (a)(5)(N)
Presentation to the Special Committee - Valuation Update April 16, 2009 Strictly Private & Confidential PROJECT FAIRWAY

Disclaimer The following discussion materials are highly confidential and constitute privileged information. These materials are intended only for the Directors of the Special Committee (the "Special Committee") of the Board of Directors of Cox Radio, Inc. ("Cox Radio" or the "Company"), in evaluating the proposed transaction described herein involving Cox Media Group, Inc. ("Media"), a wholly owned subsidiary of Cox Enterprises, Inc. ("Enterprises") and Cox Radio and were not prepared with a view to public disclosure or to conform with any disclosure standards under applicable securities laws or otherwise. These materials may not be copied, reproduced, distributed or shared with any other persons for any reason without the explicit written permission of Gleacher Partners LLC ("Gleacher"), except as required by law. These materials are not intended to provide the sole basis for evaluating the proposed transaction with Cox Radio, do not purport to contain all information that may be required for any such evaluation and should not be considered a recommendation with respect to any transaction. In addition, these materials are not complete without the accompanying oral discussion. No single analysis contained herein can be deemed more or less important than any other analysis and these analyses must be considered, in their totality, with the oral discussion. These materials have been prepared by relying, with Cox Radio's agreement, on information provided by or otherwise made available to us by Cox Radio and public sources and through discussions with members of Cox Radio senior management concerning the business and financial condition, earnings, cash flow, assets, liabilities and prospects of Cox Radio as a whole. In particular, financial projections have been based upon management's current best estimates on the Company's future operating performance. We have assumed and relied on the accuracy and completeness of all such information and on the reasonable preparation, based on the best currently available information, of any assumptions or forecasts, in each case supplied or otherwise made available to us by Cox Radio. Neither Gleacher nor any of its officers, directors, employees, affiliates, advisors, agents or representatives represents or warrants the accuracy or completeness of any of the material set forth herein, and, in particular, no representation or warranty is or can be made as to the accuracy and achievability of any such projections or estimates. We have not assumed responsibility for independently verifying any such information nor undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Cox Radio or any other entity. PROJECT FAIRWAY

Valuation Update Summary of Key Disclosures Since April 1, 2009(1) ($ in Millions) Key Changes in 2009E Forecast Financial Performance Key Differences between Q1 2009 Actual Performance and February Forecast Summary On April 14, 2009, Cox Enterprises released Q1 2009 financial results and updated 2009E financial forecasts (hereinafter referred to as the March Forecast) Q1 2009 Results Revenue of $75.5 million exceeded February Forecast revenue of $74.9 million OCF of $11.4 million exceeded February Forecast OCF of $10.5 million(2) March Forecast Increases forecast revenue to $341.7 million from $341.5 million in February Forecast Increases forecast OCF to $76.0 million from $73.6 million in February Forecast(2) (1) Source: Company filings. (2) The increase in OCF is mainly due to a decrease in SG&A expense of $3.4 million and $4.8 million for Q1 2009 and full year 2009 forecast, respectively.

Valuation Update Impact on Valuation Methodologies & Financial Update Discounted Cash Flow Analysis Financial Covenant Analysis The forecasted increase in 2009E OCF has increased the implied value per share from a range of $0.67 - $4.32 to a range of $0.93 - $4.71; an increase of between $0.26 - $0.39 The forecasted increase in 2009E OCF and decrease in net debt results in a forecasted leverage ratio of 4.74x at 12/31/09, down from 4.93x Additionally, the OCF headroom at 12/31/09 has increased to $4 million from $1 million No impact Premiums Paid Analysis No impact Historical Trading Analysis On a book value of debt basis, multiples have remained relatively constant. On a market value of debt basis, multiples have fallen due to lower debt prices (Mean 2009E EV / EBITDA has fallen 0.2x) Selected Public Company Analysis

Valuation Update Historical Trading Analysis(1) (1) Source: Bloomberg. (2) 16,743,836 Class A Shares outstanding are not already beneficially owned by Cox Enterprises. Presentation to Special Committee on 04/01/09. First day of trading after release of 14D-9 with Special Committee's recommendation on 04/06/09. (3) Volume in thousands. Historical Trading Analysis Prior to Tender Offer Trading Analysis Post Tender Offer(2) (3)

Valuation Update Selected Public Company Analysis Summary of Selected Public Company Analysis(1) (1) Source: Company filings, Bloomberg, Secondary Market Intelligence and Wall Street Research. All figures adjusted for unusual / non-recurring items and calendarized to December FYE for comparative purposes. Projections from IBES and from Wall Street Research when IBES estimates were unavailable. Market statistics as of 04/14/09. (2) Market value of debt defined as book value of debt multiplied by most recent trading price for each tranche of traded debt. Bond prices from Bloomberg and bank debt prices from Secondary Market Intelligence. For unpriced tranches of debt, estimated market value is equal to the average closing price of the available publicly quoted debt prices of the selected public company universe. Cox Radio debt assumed to be priced at par. (3) 2009E revenue has fallen to $350 million from $354 million and 2009E EBITDA has fallen to $80 million from $82 million. (2) (3)

Valuation Update Discounted Cash Flow Analysis (1) 2009 estimates for D&A, Capital Expenditure, Signal Upgrade Costs, Long-Term Incentive Plans ("LTIP") and change in Working Capital from the February and March Forecast. (2) Debt stated at par value. (3) Cox Communication's $500 million 5.5% Senior Unsecured Notes due 10/01/15 have a yield to maturity of 7.417% as of 04/15/09. Assumptions Implied Price Per Share - March Forecast 2009E Operating Cash Flow based on March Forecast with subsequent years modeled by applying growth expectations in-line with the December 2008 Long Range Plan to 2009E Operating Cash Flow D&A, Capital Expenditures, Signal Upgrade Costs and changes in Working Capital are the dollar values from December 2008 Long Range Plan(1) Taxes are calculated by applying effective tax rate as per October 2008 Long Range Plan and adding back the net deferred taxes as per Company management Analysis assumes 03/31/09 valuation date and $386.3 million of net debt consisting of $384.4 million in debt and ($1.9) million in cash and cash equivalents as of 03/31/09 preliminary balance sheet(2) Free cash flows calculated from 03/31/09 to 12/31/13 and then terminal value calculation is applied thereafter Analysis assumes a range of 1.0% to 3.0% growth rate for the perpetuity growth method Analysis uses a range of WACC values between 9.0% to 12.0% Analysis assumes 8.0% pretax cost of debt(3) Implied Price Per Share - February Forecast Perpetuity Growth Rate Perpetuity Growth Rate Perpetuity Growth Rate Increase in Implied Price Per Share

Valuation Update Financial Covenant Analysis ($ in Millions) (1) Source: Historical figures from Cox Radio filings and estimates as per Cox Radio's management Free Cash Flow and Debt Ratio Analysis from February 2009 Forecast. (2) Leverage Ratio calculated as Net Debt / Operating Cash Flow (3) Minimum Required Operating Cash Flow calculated as End of Year Net Debt divided by 5.0. (4) Headroom defined as LTM Operating Cash Flow less Minimum Operating Cash Flow to maintain covenant compliance depending on the level of debt from the corresponding period. (5) February Forecast estimates Q1 2009 Net Debt of $391 million. Preliminary Q1 Net Debt of $386 million consisting of $384 million in debt and ($2) million in cash. (6) Assumes that increase in forecasted OCF from $74 million to $76 million of $2 million is used to pay down existing debt. OCF Increase of $2 million is tax affected at a 40% rate. (7) Source: Schedule TO Amendment 3 filed on 04/14/09. (2) (4) (5) Covenant Analysis - February Forecast(1) (3) Covenant Analysis - March Forecast (6) (7)

Appendix Selected Public Company Analysis ($ in Millions, Except Per Share) (1) Source: Company filings, Bloomberg, Secondary Market Intelligence and Wall Street Research. All figures adjusted for unusual / non-recurring items and calendarized to December FYE for comparative purposes. Projections from IBES and from Wall Street Research when IBES estimates were unavailable. Market statistics as of 04/14/09. (2) Market value of debt defined as book value of debt multiplied by most recent trading price for each tranche of traded debt. Bond prices from Bloomberg and bank debt prices from Secondary Market Intelligence. For unpriced tranches of debt, estimated market value is equal to the average closing price of the available publicly quoted debt prices of the selected public company universe. Cox Radio's debt assumed to be priced at par. (3) There are no public quotes for Beasley Broadcasting specific debt. Estimated market value is equal to the book value of debt multiplied by the average closing price of the available publicly quoted debt prices of the selected public company universe. (4) Market value of debt statistics for Emmis includes $143.8 million of preferred shares priced to trading as of 04/14/09 ($1.33 per $100 face value). (5) Beasley Broadcast EV / EBITDA multiples excluded from 2008A and 2009E mean and median calculations. (6) Cox Radio Equity Value calculated using share price equal to Offer Price of $3.80 per share. Fully diluted share amount for selected public company analysis includes dilution of restricted stock that would vest if the transaction were completed. Selected Public Company Analysis(1) (5) (2) (6) (6) (5) (4) (3)

Appendix Discounted Cash Flow Analysis ($ in Millions, Except Per Share, Shares in Millions) Free Cash Flow Valuation(1) Terminal Value - Perpetual Growth (1) 2009 estimates from March Forecast. 2010E-2013E Operating Cash Flows use 2009E as a base year and grow Operating Cash Flows by 3.5%, 3.5%, 3.5% and 4.0%, respectively. D&A, LTIP, CapEx, Signal Upgrade Costs and increase in Working Capital ("WC") are the dollar amounts from the October 2008 Long Range Plan except where noted. Taxes calculated off EBIT using rates given in the October 2008 Long Range Plan. Deferred Taxes are the dollar amount from the October 2008 Long Range Plan. Valuation as of 03/31/09. (2) 2009E includes 9 months of 2009E by multiplying full-year 2009 projections by 0.75. (3) From discussions with management, Signal Upgrade Costs scheduled for 2010E in the October Long Range Plan likely to be spread equally over 2010E and 2011E. (4) Terminal Year Free Cash Flow for terminal value calculation excludes Deferred Taxes. The value of Deferred Taxes after 2013 is valued separately. (5) Value of Future Deferred Taxes refers to present value as of 12/31/13 of Deferred Taxes after 2013. Value of Future Deferred Taxes calculated using Cox Radio's Summary of Deferred Taxes as of 12/31/08 less offsets determined from 03/30/09 discussions with management. (2) (3) (4) (5)